UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 11, 2007

(Date of earliest event reported)

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32729	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. First Avenue, Suite 1600, Spokane WA	99201
(Address of principal executive offices)	(Zip Code)

509-835-1500

(Registrant’s telephone number, Including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 12, 2007, Potlatch Corporation (the “Company”) announced a transaction with Western Pacific Timber, LLC, an Oregon limited liability company (the “Seller”), for the purchase of approximately 179,000 acres of timberland located in the central region of the state of Idaho (the “Timberland”). Pursuant to two separate purchase and sale agreements (the “Agreements”), Potlatch Forest Holdings, Inc., a wholly owned subsidiary of the Company, directly or through affiliates (together, the “Acquisition Subsidiaries”), will acquire the Timberland in two separate closings, one expected to occur in September 2007 and the other in January 2008. Under the terms of the Agreements, the Acquisition Subsidiaries will pay an aggregate purchase price of approximately $215 million for the Timberland.

Pursuant to the Agreements, the Acquisition Subsidiaries have deposited an aggregate earnest money amount of $10.5 million into escrow, which will be applied to the purchase price at the respective closings. Closing of the transactions is conditioned upon receipt of certain third-party consents and other standard closing conditions, including completion of an ongoing environmental assessment of certain of the parcels of property involved, and there can be no assurance that the Company will be able to complete the acquisition.

The transactions will be financed through the Company’s existing bank credit facility and cash on hand.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press release issued by Potlatch Corporation, dated September 12, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 13, 2007

POTLATCH CORPORATION

By:	/s/ Michael S. Gadd
Michael S. Gadd
Corporate Secretary

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EXHIBIT INDEX

Exhibit	Description
99.1	Press release issued by Potlatch Corporation, dated September 12, 2007.

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